Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 13, 2012 (except for the changes in the presentation of comprehensive loss discussed in Note 2, and discontinued operations discussed in Note 4, which are as of May 24, 2012) with respect to the consolidated financial statements and financial statement schedule of Motricity, Inc. and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Seattle, Washington

February 8, 2013